Exhibit 3.2(c)

                  American Woodmark Corporation
              Resolution of the Board of Directors


On June 17, 1999, the Board of Directors of American Woodmark
Corporation approved the following resolution by unanimous consent.

RESOLVED, that Article III, paragraph 1 of the Bylaws of the Corporation is hereby amended to read as follows:

     There shall be a Board of Directors consisting of nine persons.




/s/Kent B. Guichard
__________________
Kent B. Guichard
Corporate Secretary







Corporate Seal

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